CONSENT OF GEOLOGICAL CONSULTANT

Re: Prospectus of Hybrook Resources Corp dated April 20, 2007

We hereby consent to the inclusion and reference of our report dated March 30, 2007 entitled “Geological Report, Norrish Creek Prospect”, in the Form SB-2 Registration Statement to be filed by Hybrook Resources Corp., with the United States Securities and Exchange Commission. We concur with the summary of the aforesaid report incorporated into the above Prospectus of Hybrook Resources Corp., and consent to our being named as an expert therein.

Dated the 20th day of April 2007

Per /s/ Barry J. Price
Barry J. Price, BSc., P. Geo.